EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Amendment No. 2 to the Registration Statement on Form S-3 and related Prospectus of Spectrum Pharmaceuticals, Inc. (formerly Neotherapeutics, Inc.) for the registration of shares of common stock and common stock issuable upon exercise of warrants and to the incorporation by reference therein of our report dated March 22, 2004 with respect to the consolidated financial statements of Spectrum Pharmaceuticals, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Kelly & Company

Kelly & Company
Costa Mesa, California
September 16, 2004